                           SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934
                              (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
[X]  Definitive Proxy Statement              Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                NOVELL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

Notes:

                        Novell, Inc.       Ph 801 861-7000
                        122 East 1700 South
                        Provo, UT 84606    http://www.novell.com

                        February 22, 1999

[LOGO OF NOVELL]

                        Dear Shareholder:

                        It is my pleasure to invite you to attend the Annual Meeting of Shareholders. The meeting will be held on Monday, April 12, 1999, at 2 p.m. in our new Silicon Valley facility at 2211 North First Street, San Jose, California 95131.

                        At the meeting we will elect nine directors, ratify the appointment of our auditors, consider a shareholder proposal (if properly presented), review our performance during fiscal 1998, and answer your questions.

                        This year, we have simplified the Proxy Statement to make it easier to understand. The Securities and Exchange Commission is encouraging companies to write documents for investors in plain English, and we support this effort.

                        The vote of every shareholder is important. Please vote your proxy by the Internet, telephone or complete and mail your proxy card. Your cooperation will be greatly appreciated.

                        On behalf of Novell's Board of Directors and management team, I look forward to greeting you and our other valued shareholders who are able to attend.

                        Sincerely,

                        /s/ ERIC E. SCHMIDT

                        Eric E. Schmidt
                        Chairman of the Board and
                        Chief Executive Officer
                        Novell, Inc.

NOVELL, INC.

Notice of the 1999 Annual Meeting of Shareholders

The 1999 Annual Meeting of Shareholders of Novell Inc. will be held on Monday, April 12, 1999 at 2:00 p.m. at the Company's California office located at 2211 North First Street, San Jose, California, for the following purposes:

1. To elect nine directors;

2. To ratify the selection of Ernst & Young LLP as independent auditors for Novell, Inc. for fiscal 1999;

3. To consider a shareholder proposal regarding the Company's shareholder rights plan; and

to transact such other business as may properly come before the meeting.

Shareholders owning Company shares at the close of business on February 16, 1999 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the Company's California facility, Assistant Corporate Secretary's office at 2211 North First Street, San Jose, California, for at least ten days prior to the meeting.

By Order of the Board of Directors,

/s/ DAVID R. BRADFORD

David R. Bradford
Senior Vice President, General Counsel and
 Corporate Secretary

February 22, 1999

                               Table of Contents

                                                                          Page
                                                                         Number
                                                                         ------
Notice of 1999 Annual Meeting of Shareholders
Proxy Statement.........................................................    1
 Questions and Answers..................................................    2
 Share Ownership by Principal Shareholders and Management...............    5
 Proposal One to be Voted On--ELECTION OF DIRECTORS.....................    6
  Biographies of the Board of Directors.................................    6
  Meeting and Committees of the Board of Directors......................    8
  Vote Required and Board Recommendation................................    8
 Proposal Two to be Voted On--RATIFICATION OF ACCOUNTANTS...............    9
 Proposal Three to be Voted On--SHAREHOLDER PROPOSAL....................    9
  Novell's Response to Shareholder Proposal.............................   10
  Vote Required and Board Recommendation................................   11
 Executive Compensation.................................................   12
  Summary Compensation Table............................................   12
  Director Compensation.................................................   13
  Stock Option Grants in Fiscal Year 1998...............................   15
  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
   Option Values........................................................   16
  Employment Contract, Termination of Employment and Change-in-Control
   Arrangements.........................................................   16
 Report of the Compensation Committee of the Board of Directors on
  Executive Compensation................................................   17
 Performance Graph......................................................   20
 Certain Transactions...................................................   22
 Section 16(a) Beneficial Ownership Reporting Compliance................   22
 Deadline for Future Proposals of Shareholders..........................   22
 Additional Information.................................................   23
 Other Matters..........................................................   23
 Map to Location of Shareholders' Meeting (ON THE BACK COVER)

                 SHAREHOLDERS OWNING COMPANY SHARES OF RECORD
                 AT THE CLOSE OF BUSINESS ON FEBRUARY 16, 1999
                            ARE ENTITLED TO ATTEND
                            AND VOTE AT THE MEETING

  Our Board of Directors is soliciting proxies for the 1999 Annual Meeting of Shareholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

  The Board set February 16, 1999 as the record date for the meeting. Shareholders who owned the Company's Common Stock of record at the close of business on that date are entitled to vote at and attend the meeting, with each share entitled to one vote. There were 336,028,267 shares of the Company's Common Stock outstanding on the record date. On the record date, the closing price of the Company's Common Stock on the Nasdaq National Stock Market was $18.56 per share.

  This Proxy Statement is being mailed on or about February 22, 1999 to shareholders entitled to vote at the meeting.

  In this Proxy Statement:

  . "We" and "Company" mean Novell, Inc. (Except in the section of the Proxy Statement entitled "SHAREHOLDER PROPOSAL")

  . Holding shares in "street name" means your Company shares are held in an account at a brokerage firm and the stock certificates and record ownership are not in your name.

  .  "SEC" means the Securities and Exchange Commission.

  . "Beneficial ownership" of stock is defined under various SEC rules in different ways for different purposes, but generally means that, although you (or the person or entity in question) don't hold the shares in your name, you do have investment or voting control (and/or an economic or "pecuniary" interest) in the shares through an agreement, relationship or the like.

                             QUESTIONS AND ANSWERS

Q: When and where is the shareholder meeting?

A: Novell's Annual Meeting of Shareholders is being held on Monday, April 12,
   1999 at 2:00 p.m. at the Company's California office located at 2211 North First Street, San Jose, California

Q: Do I need a ticket to attend the shareholder meeting?

A: Yes, you will need a ticket to attend.

   . Please complete the enclosed Ticket Request form

   . Acquire a legal proxy from your broker if you own your shares in street name

   . Mail the form and a copy of the legal proxy to:

     Novell, Inc., Attention Assistant Corporate Secretary, M/S A443, 2211 North First Street, San Jose, CA 95131

   . Please allow enough time for us to mail the ticket back to you

Q: Why am I receiving this Proxy Statement and proxy card?

A: You are receiving a Proxy Statement and proxy card from us because you owned shares of common stock in Novell, Inc. on the record date. This Proxy Statement describes issues on which we would like you, as a shareholder, to vote. It also gives you information on these issues so that you can make an informed decision.

   When you sign the proxy card, you appoint Eric E. Schmidt, Dennis R. Raney and David R. Bradford as your representatives at the meeting. Dr. Schmidt, Mr. Raney and Mr. Bradford will vote your shares, as you have instructed them on the proxy card, at the meeting. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card or vote via the Internet or telephone in advance of the meeting just in case your plans change. You can always vote in person at the meeting, even if you have already sent in your proxy card.

   If an issue comes up for a vote at the meeting that is not on the proxy card, Dr. Schmidt, Mr. Raney and Mr. Bradford will vote your shares, under your proxy, in accordance with their best judgment.

Q: What am I voting on?

A: You are being asked to vote on:

   . the election of nine nominees to serve on our Board of Directors;

   . the ratification of the appointment of our independent auditors for fiscal year 1999; and

   . a shareholder proposal regarding Novell's shareholder rights plan

Q: How do I vote?

A: There are four ways you may vote. (Please see detailed instructions on your proxy card.)

   . Mail in your completed, signed and dated proxy card.

     If you return a signed card but do not provide voting instructions, your shares will be voted: FOR the nine named nominees, FOR ratification of the auditors and AGAINST the shareholder proposal.

OR

   . Place your vote via the Internet.

   . Please follow the instructions that came with your Proxy Statement. If you vote on the Internet, you do not need to mail in your proxy card.

OR

   . Place your vote by telephone.

     Please follow the instructions that came with your Proxy Statement. If you vote by telephone, you do not need to mail in your proxy card. Shareholders with rotary service will not be able to vote by telephone.

OR

   . Vote in person by attending our Annual Meeting.

     We will pass out written ballots to anyone who wants to vote at the meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the meeting.

Q: What does it mean if I receive more than one proxy card?

A: It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all your shares are voted.

Q: What if I change my mind after I return my proxy card?

A: You may revoke your proxy (that is, cancel it) and change your vote at any time prior to the voting at the Annual Meeting by written notice to the Corporate Secretary.

  You may also do this by:

   . Signing another proxy card with a later date,

   . Voting in person at the meeting, or

   . Voting via the Internet or by telephone on a date after the date on your proxy card (your latest proxy is counted)

Q: Will my shares be voted if I do not sign and return my proxy card?

A: If your shares are held in street name, your brokerage firm may either vote your shares on "routine matters" (such as election of directors) or leave your shares un-voted. Your brokerage firm may not vote on "non-routine matters" such as a proposal submitted by a shareholder.

   We encourage you to provide instructions to your brokerage firm by completing the proxy that they send to you. This ensures your shares will be voted at the meeting.

Q: How are abstentions counted?

A: Abstentions are counted for the purposes of determining both (1) the presence or absence of a quorum and (2) the total number of votes cast with respect to a proposal. Abstentions thus have the same effect as a vote "Against."

Q: What is a "broker non-vote?"

A: Under the rules that govern brokers who have record ownership of shares that are held in "street name" for their clients, who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Thus, if the proposals to be acted upon at the meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that votes "FOR" the election of directors and ratification of accountants, but expressly states that the broker is NOT voting on the shareholder proposal. The vote with respect to the shareholder proposal in this case is referred to as a "broker non-vote."

Q: How are broker non-votes counted?

A: Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for determining the number of votes cast. A broker non-vote will not affect the outcome on any proposal in the Proxy Statement.

Q: What is a "quorum"?

A: A "quorum" is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the meeting. The required quorum for the Annual Meeting is a majority of the shares outstanding on the record date. There must be a quorum for the meeting to be held. All completed and signed proxy cards, Internet votes, telephone votes, whether representing a vote for, against, withheld, abstained or a broker non-vote, will be counted toward the quorum.

Q: How many shares can vote at the meeting?

A: As of the record date, 336,028,267 shares of Common Stock were outstanding.
   Each outstanding share of Common Stock entitles the holder to one vote on all matters covered in this proxy statement. Therefore, there are a maximum of 336,028,267 votes that may be cast at the meeting.

Q: What is the required vote for a proposal to pass?

A: For the proposals in this Proxy Statement, the required vote is the affirmative (i.e. "FOR") vote of a majority of the votes cast. The votes cast on a particular proposal includes votes FOR, AGAINST, WITHHELD, and ABSTAINED, but does not include broker non-votes.

Q: Who is soliciting my vote?

A: This proxy solicitation is being made and paid for by Novell, Inc. In addition to this solicitation by mail, proxies may be solicited by our directors, officers and other employees by telephone, Internet, telegraph, telefax or telex, in person or otherwise. Such person will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse such persons and the Company's transfer agent for their reasonable out-of-pocket expenses in forwarding such material. We have also retained the services of Corporate Investor Communications, Inc. (CIC) to perform the broker nominee search and to distribute proxy materials to banks, brokers, nominees and intermediaries. CIC will also solicit voted proxies from shareholders for the Annual Meeting. We will pay approximately $6,500 plus out-of-pocket expenses, for these services.

Q: Where are the Company's principal executive offices located?

A: Novell's corporate headquarters is located at 122 East 1700 South, Provo,
   Utah 84606

                              SHARE OWNERSHIP BY
                     PRINCIPAL SHAREHOLDERS AND MANAGEMENT

  This table shows how much Company Common Stock is beneficially owned by owners of more than 5% of the outstanding shares, directors and certain executive officers, as of January 31, 1999.

                AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED

                          Number of
                         Outstanding                        Total Shares Percent of
                           Shares     Right to   Restricted Beneficially Outstanding
          Name            Owned (1)  Acquire (2)  Stock (3)    Owned       Shares
          ----           ----------- ----------  ---------- ------------ -----------
Raymond J. Noorda(4)
 240 West Center Street
 North
 Orem, UT 84057......... 25,620,480         --         --    25,620,480     7.62%
Eric E. Schmidt.........    274,563  1,100,000    630,000     2,004,563        *
John A. Young...........     10,000    110,750         --       120,750        *
Elaine R. Bond..........      5,000    107,000         --       112,000        *
Hans-Werner Hector......      5,000     84,500         --        89,500        *
Reed E. Hundt...........      7,500         --         --         7,500        *
William N. Joy..........     20,000         --         --        20,000        *
Jack L. Messman (5).....    295,700     75,000         --       370,700        *
Richard N. Nolan........         --         --         --            --        *
Larry W. Sonsini........      6,600     75,000         --        81,600        *
Christopher M. Stone....         --    192,500         --       182,500        *
John F. Slitz, Jr.......         --    212,500     45,000       257,500        *
Stewart G. Nelson.......         --    210,862         --       210,862        *
Ronald E. Heinz, Jr.....      4,585     23,730         --        28,315        *
James R. Tolonen (6)....    115,251         --         --       115,251        *
All current directors
 and executive officers
 as a group (19
 persons)...............    686,578  2,796,217    745,000     4,227,795     1.26%

--------
*  less than one percent

(1) Includes shares for which the named person:

   . has sole voting and investment power, or

   . has shared voting and investment power with his or her spouse,

  unless otherwise indicated in the footnotes.

  Excludes shares that:

   . may be acquired through stock option exercises, or

   . are restricted stock holdings

(2) Shares that can be acquired through stock option exercises through April 1, 1999. These shares can not be voted unless the option is actually exercised.

(3) Shares subject to a vesting schedule, forfeiture risk and other restrictions. These shares can be voted.

(4) Includes (i) 15,533,144 shares held by a trust (of which Mr. Noorda is a co-trustee) for the benefit of members of Mr. Noorda's immediate family and (ii) 10,087,336 shares held by Dialogic Systems Corporation, a corporation in which Mr. Noorda holds 100% of the stock.

(5) Includes 15,700 shares held by Mr. Messman's adult child, as to which he disclaims beneficial ownership.

(6) Former executive officer.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  Since last year's annual meeting of shareholders, the Board of Directors has adopted a resolution to increase the number of authorized directors from six to nine. A Board of nine directors is to be elected at the Annual Meeting. Directors elected at the Annual Meeting will hold office until the next annual meeting of shareholders, and until their successors are elected and qualified, except in the event of their earlier death, resignation or removal. All of the nominees have indicated that they are able and willing to serve if elected. If any nominee should become unavailable prior to the election, the Board of Directors may recommend another person and Dr. Schmidt, Mr. Raney and Mr. Bradford, as your representatives, will vote for such person.

                     Biographies of the Board of Directors

Eric E. Schmidt
Director since 1997

  Dr. Schmidt, age 43, has been Chairman of the Board and Chief Executive Officer of the Company since April 7, 1997. From 1983 until March 1997, Dr. Schmidt held various positions at Sun Microsystems, Inc., a supplier of network computing solutions. These positions included Chief Technology Officer from February 1994 to March 1997 and President of Sun Technology Enterprises from February 1991 until February 1994. Dr. Schmidt is also a director of Geoworks, Inc. and Siebel Systems, Inc.

John A. Young
Director since 1995

  Mr. Young, age 66, has been Vice Chairman of the Board of the Company since April 1997. Mr. Young was acting Chairman of the Novell Board of Directors from August 1996 until April 1997. Mr. Young retired in 1992 from his position as Chief Executive Officer of Hewlett-Packard Company, an international computation and measurement company, a position he held for fifteen years. He has had a long association with competitiveness issues, having chaired President Reagan's Commission on Industrial Competitiveness and founded the Council on Competitiveness in 1986. Mr. Young is also a director of Affymetrix, Chevron Corp., International Integration, Inc., Lucent Technology, SmithKline Beecham plc, and Wells Fargo & Co. , and is a member of The Business Council.

Elaine R. Bond
Director since 1993

  Ms. Bond, age 63, retired in December 1994 as a Chase Fellow and Senior Consultant for Chase Manhattan Bank, a New York based Money Center Bank, a position held since December 1991. Ms. Bond also served as Senior Vice President of Systems for Chase Manhattan Bank from 1982 to 1991.

Hans-Werner Hector
Director since 1995

  Mr. Hector, age 59, is a cofounder of SAP AG, Germany, an international provider of general purpose software. Mr. Hector was a member of the Advisory Board of SAP AG from June 1995 until December 1996. Mr. Hector also served as Chief Executive Officer, President and Vice Chairman for SAP America, Inc., a wholly owned subsidiary of SAP AG, from February 1992 to January 1995. Mr. Hector was also a Member of the Board of Directors of SAP AG from 1972 to June 1995. Mr. Hector is also a director of CAMELOT IS2 International.

Reed E. Hundt
Director since 1998

  Mr. Hundt, age 50, has served as senior advisor to McKinsey & Co., a consulting company, since November 1998. Mr. Hundt has also been a principal at Charles Ross Partners, LLC, a law firm, since November 1997. From November 1993 to November 1997, Mr. Hundt was chairman of the Federal Communications Commission. Mr. Hundt is also a director of Allegiance Telcom, Inc., NorthPoint Communications, Inc., and Ascend Communications, Inc.

William N. Joy
Director since 1998

  Mr. Joy, age 44, is a cofounder of Sun Microsystems, Inc., a supplier of network computing solutions. From 1982, Mr. Joy has held various positions at Sun Microsystems, including Chief Scientist from December 1998 to the present and Vice President Research from 1982 to December 1998. Mr. Joy is also a director of Sun Microsystems, Inc.

Jack L. Messman
Director since 1985

  Mr. Messman, age 58, has served as Chairman of the Board and Chief Executive Officer of Union Pacific Resources Group, Inc., an oil and gas company, since October 1996. Mr. Messman previously served as President and Chief Executive Officer of Union Pacific Resources Group, Inc. from October 1995 to October 1996. From March 1991 to October 1995, Mr. Messman served as President and Chief Executive Officer of Union Pacific Resources Company. Mr. Messman is also a director of Cambridge Technology Partners, Inc., Tandy Corporation, Safeguard Scientific, Inc., U.S. Data, Inc. and Union Pacific Resources Group, Inc.

Richard L. Nolan
Director since 1998

  Mr. Nolan, age 58, has served as William Barclay Harding Professor of Management of Technology, Harvard Business School, an institution of higher education, since September 1991. Mr. Nolan is also a director of James Martin & Co.

Larry W. Sonsini
Director since 1988

  Mr. Sonsini, age 58, has been a Member and Chairman of the Executive Committee of Wilson Sonsini Goodrich & Rosati, Professional Corporation, a law firm, for more than the last five years. Mr. Sonsini is also a director of Lattice Semiconductor Corporation and Pixar, Inc.

Meetings and Committees of the Board of Directors

  The Board of Directors held eight meetings during the last fiscal year ended October 31, 1998. During the last fiscal year, all current directors attended at least 75 percent of the meetings of the Board and applicable committee meetings. The Corporate Governance Committee generally performs the functions of a nominating committee; however, during the last fiscal year, the full Board of Directors performed such functions.

                                                                   Number of
  Name of Committee                                               Meetings in
     and Members              Functions of the Committee          Fiscal 1998
  -----------------   -----------------------------------------   -----------
 AUDIT                Recommends selection of independent               5
 Elaine R. Bond       auditors to the Board
 Hans-Werner Hector
 Jack L. Messman (1)  Reviews internal accounting controls
 Larry W. Sonsini
                      Confers with independent auditors and
                      internal accounting personnel regarding
                      scope of auditors' examinations

 COMPENSATION         Reviews performance of CEO and other              8
 Elaine R. Bond (2)   executive officers
 Reed E. Hundt (3)
 William N. Joy (3)   Determines total compensation package for
 Jack L. Messman (2)  CEO and other executive officers
 Richard L. Nolan (4)
 John A. Young (1)    Administers the Company's Variable Pay
                      Plans

                      Administers the Company's employee stock plans

 CORPORATE GOVERNANCE Identifies nominees and establishes               0(5)
 Reed E. Hundt (1)(3) qualifications for Board membership
 Jack L. Messman
 Richard L. Nolan (4) Receives and reviews shareholder
 John A. Young        suggestions for nominees for Board
                      membership

                      Reviews procedures for CEO succession and director retirement

                      Establishes general guidelines for the
                      operation of the Board (6)

--------
(1) Chairperson
(2) Member of committee until September 21, 1998
(3) Member of committee since September 21, 1998
(4) Member of committee since November 16, 1998
(5) Full Board of Directors served the function of a nominating committee in fiscal 1998
(6) Any suggestion for a nominee should be submitted to the Secretary of the Company at the Company's principal executive offices. Such potential nominees will be reviewed by the Corporate Governance Committee in accordance with its established procedures.

Vote Required and Board Recommendation

  The nine nominees for director receiving the highest number of affirmative votes shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law. Shareholders do not have the right to cumulate their votes in the election of directors.

  The Board of Directors recommends that shareholders vote FOR the slate of nominees set forth above.

                                 PROPOSAL TWO

              RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP
                            AS INDEPENDENT AUDITORS

  The Audit Committee, composed entirely of non-employee directors, recommended to the Board of Directors that Ernst & Young LLP ("Ernst & Young") be appointed as independent auditors. As our independent auditors, Ernst & Young would audit our consolidated financial statements for fiscal 1999 and perform audit-related services and consultation in connection with various accounting and financial reporting matters. Ernst & Young also performs certain non-audit services for the Company.

  The Board approved the selection of Ernst & Young as independent auditors for fiscal 1999 and is asking the shareholders for ratification of their selection. The affirmative vote of a majority of the Votes Cast is required for ratification. If the shareholders do not approve the selection of Ernst & Young, the Audit Committee and the Board will reconsider the appointment.

  Ernst & Young or its predecessors have audited the consolidated financial statements of the Company since 1987.

  The Company has been advised by Ernst & Young that it will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

  The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as independent auditors.

                                PROPOSAL THREE

               The Board Recommends a Vote AGAINST the Proposal

                             SHAREHOLDER PROPOSAL

  The Company receives many suggestions from shareholders, some as formal shareholder proposals. All of the suggestions that the Company receives are given careful attention, and the Company has adopted a number of suggestions made by shareholders.

  The Board of Directors and Management of the Company disagree strongly with the adoption of the resolution proposed below by Martin Glotzer (the "Shareholder Proposal") and ask shareholders to read carefully the Company's response to Mr. Glotzer's proposal.

  The author and proponent of the following shareholder resolution, Martin Glotzer, 7061 N. Kedzie Ave., Suite 301, Chicago, Illinois 60645, has required the Company to present the following proposal at the Annual Meeting of Shareholders. The proponent owns 312 shares of the Company's Common Stock as of the Record Date. Mr. Glotzer's proposal, as contained in his letter to the Company, is quoted verbatim below:

Proponent's Proposal

  "RESOLVED: That the stockholders of Novell, Inc. assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to redeem the shareholder rights previously issued unless such issuance is approved by the affirmative vote of shareholders, to be held as soon a [sic] may be practicable."

Proponent's Supporting Statement

  "The Novell Board of Directors has issued, without shareholder approval certain shareholder rights (the rights) pursuant to a shareholder rights plan. We* strongly believe that such rights are a type of anti-takeover device, commonly known as a poison pill, which injures shareholders by reducing management accountability and adversely affecting shareholder value.

  The shareholders** of the Company believe the terms of the rights are designed to discourage or thwart an unwanted takeover of the Company. While management and the Board of Directors should have appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, the shareholders do not believe that the future possibility of a takeover justifies the unilateral imposition of such a poison pill.

  Rather, we* believe that the shareholders should have the right to vote on the necessity of such a powerful tool, which could be used to entrench existing management. Rights plans like the Company's have become increasingly unpopular in recent years.

  We* urge you to vote for this resolution!"
--------
 * EDITOR'S NOTE: In this section, "we" does NOT mean Novell, Inc. It presumably means the proponent.

** To the Company's knowledge, the proponent has no authority to express beliefs of "the shareholders"; he is only authorized to speak on behalf of himself.

Novell's Response

  The proponent requests that the Board of Directors redeem the rights previously issued, pursuant to the Company's shareholder rights plan, unless such issuance is ratified by the Company's shareholders. For the reasons set forth below, the Board of Directors believes that such action would not serve the best interests of the Company and its shareholders.

  The Company has maintained a shareholder rights plan for ten years now. The type of shareholder rights plan adopted by the Company is designed to encourage prospective acquirors to negotiate with the board of directors of the target rather than attempt a hostile takeover. The Board of Directors in its fiduciary role carefully considered the adoption of a shareholder rights plan and determined it to be the best available means of protecting the full value of the investment of the Company's shareholders, while not preventing a fair acquisition offer for the Company. In adopting a shareholder rights plan, the Company joins approximately 2,400 other public companies that have adopted similar plans. The Board did not adopt the Company's plan in response to any specific takeover threat, and the Board is currently not aware of any efforts to acquire the Company.

  The Board of Directors, pursuant to a Preferred Shares Rights Agreement, as amended, between ChaseMellon Shareholder Services LLC, as Rights Agent, and the Company, first adopted a shareholder rights plan (the "Shareholder Rights Plan") in 1988. Pursuant to the Shareholder Rights Plan, the Board declared a dividend of one right (a "Right") to purchase one one-thousandth share of the Company's Series A Junior Participating Preferred Stock ("Series A Preferred") for each outstanding share of Common Stock, $0.10 par value, of the Company. Each Right entitles the registered holder to purchase from the Company one one-thousandth share of Series A Preferred at an exercise price of $65 (the "Purchase Price"), subject to certain adjustments. The Rights will expire no later than November 21, 2006.

  The primary purpose of the Rights is to protect and maximize shareholder value in the Company. The Rights neither reduce management accountability nor adversely affect shareholder value. The Rights are designed to ensure that the Company's shareholders receive fair and equal treatment in the event of an unsolicited attempt to take over the Company and to guard against partial tender offers and other abusive takeover tactics designed to gain control of the Company without paying all of the shareholders the fair value of their shares. The Shareholder

Rights Plan is not intended to prevent a takeover of the Company or other business combination involving the Company; it is intended to provide protection from abusive and coercive tactics that frequently occur in takeover attempts. Accordingly, the Rights should not interfere with any merger or business combination that is approved by the Board of Directors.

  The Rights will become exercisable following the 10th day after a person or group announces acquisition of 15% or more of the Company's Common Stock or announces commencement of a tender offer, the consummation of which would result in ownership by the person or group of 15% or more of the Company's Common Stock. As a result, the Rights may have the effect of rendering more difficult or discouraging an acquisition of the Company deemed unfair and undesirable by the Board of Directors. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms or in a manner not approved by the Board of Directors.

  The Board of Directors believes that the issuance of the Rights did not weaken the financial strength of the Company or interfere with its business plans. The issuance of the Rights themselves had no dilutive effect, did not affect reported earnings per share, was not taxable to the Company or its shareholders, and did not change the way in which the Company's shares are presently traded. The Board of Directors recently re-examined the Shareholder Rights Plan and determined that the plan continues to be in the best interest of the Company and its shareholders, particularly in light of recent activity involving attempted hostile takeovers of high technology companies at arguably inadequate prices. The Board of Directors believes that the Rights represent a sound and reasonable means of addressing the complex issues of corporate policy created by the current takeover environment.

  In addition, the Board of Directors and management oppose the Shareholder Proposal because they believe that Mr. Glotzer's motivation in submitting the Shareholder Proposal is not to benefit the Company's shareholders generally but rather to redress a personal grievance against the Company and further his own personal interest.

  For all of the above reasons, the Board of Directors and management strongly believe that this proposal is neither in the best interests of the Company and its shareholders nor a reflection of current shareholder concerns.

Vote Required and Board Recommendation

  The affirmative vote of the majority of the Votes Cast will be required under Delaware law to approve the above shareholder proposal.

  THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE SHAREHOLDER PROPOSAL.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The table below shows, for the last three fiscal years, compensation paid to the Company's Chief Executive Officer and the four most highly compensated executive officers serving at fiscal year end. The table also lists one former executive officer who would have been included had he still been an executive officer of the Company at fiscal 1998 year end. We refer to all of these officers and a former officer as the "Named Officers."

                                                                  Long-Term Compensation
                                    Annual Compensation(1)                Awards
                              ----------------------------------- -----------------------
                                                                               Securities
                                                     Other Annual  Restricted  Underlying  All Other
     Name and Principal             Salary   Bonus   Compensation Stock Awards  Options   Compensation
          Position            Year   ($)     ($)(2)     ($)(3)       ($)(4)      (#)(5)      ($)(6)
----------------------------- ---- -------- -------- ------------ ------------ ---------- ------------
Eric E. Schmidt(7)........... 1998 $602,308 $619,420      --               --         --    $ 10,425
 Chairman of the Board and    1997 $354,347 $374,796      --       $7,697,250  2,750,000    $  6,400
 Chief Executive Officer
Christopher M. Stone(8)...... 1998 $332,943 $278,204      --               --    300,000    $  6,400
 Senior Vice President        1997 $ 54,375 $115,625      --               --    500,000          --
 Strategy and Corporate
 Development
John F. Slitz, Jr.(9)........ 1998 $333,570 $254,464      --               --    300,000    $  8,809
 Senior Vice President        1997 $ 66,718 $ 90,625      --       $  681,563    500,000          --
 Marketing
Stewart G. Nelson(10)........ 1998 $230,791 $305,687      --               --    400,000    $  6,400
 Senior Vice President
 Product Development
Ronald E. Heinz, Jr.(11)..... 1998 $351,345 $213,051      --               --    200,000    $  8,910
 Senior Vice President        1997 $299,747 $133,870      --               --    476,160    $ 13,500
 Worldwide Sales
James R. Tolonen(12)......... 1998 $213,624 $ 89,855      --               --         --    $579,668
 Former Senior Vice President 1997 $356,068 $164,520      --               --    500,000    $ 15,612
 and Chief Financial Officer  1996 $347,200       --      --       $  362,625    209,000    $ 14,377

--------
 (1) Compensation deferred at the election of the executive, pursuant to the Novell, Inc. Retirement and Savings Plan and the Deferred Compensation Plan, is included in the year earned.

 (2) Cash bonuses for services rendered in fiscal years 1998, 1997 and 1996 have been listed in the year earned. Bonuses were calculated based on the operating results of the Company and performance of the individuals. Bonuses earned in 1998 were paid quarterly with fiscal fourth quarter bonuses paid in the following fiscal year. No bonuses were earned for fiscal 1996. Dr. Schmidt's bonus for fiscal 1998 was earned based on Company performance and his individual performance. Dr. Schmidt's bonus for 1997 was calculated on a preset formula based on the terms of his employment contract. See "Employment Contract, Termination and Change in Control Arrangements." Mr. Stone also received a sign-on bonus of $150,000, half of the bonus was paid in fiscal 1997 and the remaining was paid in fiscal 1998. Mr. Slitz also received a sign-on bonus of $100,000, half of the bonus was paid in fiscal 1997 and the remaining was paid in fiscal 1998. Mr. Nelson also participated in a retention program prior to becoming an executive officer, the payment of $117,500 from the program was paid in fiscal 1998.

 (3) No Named Officer received perquisites in an amount greater than the lesser of (i) $50,000 or (ii) 10 percent of such Named Officer's total salary plus bonus.

 (4) Restricted stock awards are valued at the Company's closing price on the date of grant less the purchase price. Officers have the right to vote the shares and to receive cash dividends, if any. The dividends have the same vesting restrictions as the shares.

  . On March 18, 1997, Dr. Schmidt received a restricted stock award of 900,000 shares at a price of $0.01 per share. The shares vest 30%, 25%, 20%, 15% and 10% on grant anniversary in 1998, 1999, 2000, 2001 and
      2002, respectively.

  . On August 19, 1997, Mr. Slitz received a restricted stock award of 75,000 shares at a price of $0.10 per share. The shares vest 40%, 30% and 30% on grant anniversary in 1998, 1999, and 2000, respectively.

  . On March 1, 1996, former officer Tolonen received a restricted stock award of 30,000 at a price of $0.10 per share. The shares vest over a two-year period with 50% vested one year from award date and the remaining 50% vested two years from award date.

  As of 1998 fiscal year end, Dr. Schmidt had 630,000 unvested restricted shares with a value of $9,364,950 and Mr. Slitz had 45,000 unvested restricted shares with a value of $664,875.

 (5) Information for fiscal 1997 includes shares subject to options granted in connection with the July 1997 option exchange program for officer Heinz and former officer Tolonen.

 (6) The stated amounts for all Named Officers except Mr. Tolonen are Company matching contributions to the Novell, Inc. Retirement and Savings Plan and the Deferred Compensation Plan. Mr. Tolonen's amount for fiscal 1998 includes (i) a payment of $541,884 based on the terms of his separation agreement and (ii) $37,784 of Company matching contributions.

 (7)   Dr. Schmidt joined the Company in March 1997.

 (8)   Mr. Stone joined the Company in September 1997.

 (9)   Mr. Slitz joined the Company in August 1997

(10)   Mr. Nelson became an executive officer in October of 1997.

(11)   Mr. Heinz became an executive officer in fiscal 1997.

(12)  Mr. Tolonen resigned from the Company in April 1998.

Director Compensation

  Non-employee Directors of the Company receive the following compensation:

  .   Annual retainer

   --$100,000 for vice chairperson

   --$20,000 for other non-employee directors

   --Additional $2,500 annual retainer for service as a committee chairperson

  .   Meeting fees

   --$1,200 for each Board meeting attended

   --$1,000 for each committee meeting attended

  .   Reimbursement for their expenses incurred in attending meetings

  .   Participation in the director option plan (described below)

  The Company's Stock Option Plan for Non-Employee Directors allows for each non-employee Director who joins the Board to automatically receive options to purchase 30,000 shares vesting 25 percent annually over four years. In addition, each current non-employee Director receives an annual grant of options to purchase 15,000 shares vesting 50 percent annually over two years. All options are non-statutory options, have an exercise price equal to the fair market value on the date of grant and have a term of ten years. Upon a change in control, options granted under the Director Plan become exercisable in full by a non-employee Director if within one year of such change in control the non-employee Director ceases for any reason to be a member of the Board.

  Upon forced retirement at age 70, options granted under the Director Plan become fully vested and the Director has one year in which to exercise.

  Directors Hundt, Joy and Nolan were each granted a 30,000-share option under the plan on July 20, 1998, July 28, 1998 and September 8, 1998, respectively, upon their appointment to the Board of Directors. The exercise price of each grant was $13.125, $12.00 and $10.1875, respectively.

  Directors Bond, Hector, Messman, Sonsini and Young were each granted a 15,000-share option under the plan on April 7, 1998 having an exercise price of $9.9375 per share.

  On October 31, 1998, fiscal 1998 year end, options to purchase 638,000 shares of the Company's Common Stock under the Director Plan were outstanding at a weighted average exercise price of $15.90 per share.

  In addition, under the Company's 1991 Stock Plan, non-employee Directors Hundt, Joy and Nolan were granted options to purchase 40,000 shares at the time they joined the Board. These options have an exercise price equal to the fair market value on date of grant as follows: Director Hundt, July 20, 1998, fair market value $13.125 per share; Director Joy, July 28, 1998, fair market value $12.00 per share; Director Nolan, September 8, 1998 fair market value $10.1875 per share. These options vest 25 percent on the first year anniversary date and thereafter 6.25 percent quarterly over three years. Options expire ten years from grant date.

  Novell has a Directors' Charitable Award Program (the "Charitable Program") to acknowledge the service of directors to the Company and enhance indirectly the ability of the Company to attract and retain directors of the highest caliber. All members of the Board are eligible for the Charitable Program, subject to vesting requirements. The Charitable Program is funded by life insurance policies purchased by the Company, which provide for a $1 million death benefit to participating directors. Upon the death of a participating director, the Company will donate $1,000,000 (paid in ten equal annual installments) to non-profit organizations recommended by the director. Individual directors derive no financial benefit from the Charitable Program since all available insurance proceeds and tax deductions accrue solely to the Company. The aggregate cost to the Company of the life insurance premiums paid during fiscal 1998 to fund the Charitable Program was approximately $117,000.

  On August 17, 1995, non-employee Directors Messman, Sonsini and Wilson each received a cash-only stock appreciation right relating to 13,333 shares of the Company's Common Stock. Each right entitled the holder to a cash payment on April 12, 1998, in an amount equal to the excess, if any, of the fair market value per share of the Common Stock on that date over $20.9375, the closing price of the Common Stock on the Nasdaq National Market on August 17, 1995, the grant date. On April 12, 1998, the cash payment date, the rights had no value and expired unexercised.

Stock Options Grants in Fiscal Year 1998

  This table shows stock option grants during the fiscal 1998 to the Named Officers. No stock appreciation rights have been granted by the Company to the Named Officers.

                                     Individual Grants
                         -----------------------------------------
                                                                   Potential Realizable
                                                                     Value at Assumed
                         Number of  % of Total                     Annual Rates of Stock
                         Securities  Options                        Price Appreciation
                         Underlying Granted to                              for
                          Options   Employees  Exercise               Option Term(1)
                          Granted   in Fiscal   Price   Expiration ---------------------
          Name            (#) (2)    Year (3)   ($/Sh)     Date      5% ($)    10% ($)
          ----           ---------- ---------- -------- ---------- ---------- ----------
Eric E. Schmidt.........       --        --         --         --          --         --
Christopher M. Stone....  100,000       .52    $ 7.625     2/9/08  $  479,532 $1,138,979
                          200,000      1.03    $10.438    5/27/08  $1,312,818 $3,118,187
John F. Slitz, Jr. .....  100,000       .52    $ 7.625     2/9/08  $  479,532 $1,138,979
                          200,000      1.03    $10.438    5/27/08  $1,312,818 $3,118,187
Stewart G. Nelson.......  100,000       .52    $ 8.750   11/25/07  $  550,282 $2,269,524
                          100,000       .52    $ 7.625     2/9/08  $  479,532 $1,138,979
                          200,000      1.03    $10.438    5/27/08  $1,312,818 $3,118,187
Ronald E. Heinz, Jr. ...  200,000      1.03    $10.438    5/27/08  $1,312,818 $3,118,187
James R. Tolonen(4).....       --        --         --         --          --         --

--------
(1) Potential realizable value assumes the stock price will appreciate at the annual rates shown. These rates are compounded annually from the date of grant until the end of the 10-year term of the option. The potential realizable value is:

  . the potential stock price at the end of the term based on the 5 percent and 10 percent assumed rates

  .  less the exercise price

  .  times the number of shares subject to the option

  These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(2) The Novell option plans are administered by a committee of the Board of Directors. The committee determines the eligibility of employees and consultants, the number of shares to be subject to the options granted and the terms of such grants. All options shown in the table have exercise prices equal to the fair market value on date of grant, vest over four years and have a term of ten years. In the event of a change in control, except as otherwise determined by the Board prior to the occurrence of such change in control, all options shall be fully exercisable and vested and shall be terminated in exchange for a net cash payment. In the event of a merger of the Company or the sale of substantially all of the assets of the Company that does not constitute a change in control, unvested options shall be assumed by the acquiring company. The Board of Directors can accelerate unvested options if the acquiring company does not assume the options. The plans provide for various methods of exercise. The Company currently allows for cash, cashier's check or cashless exercise.

(3) Options to purchase a total of 19,389,371 million shares were granted to employees in fiscal 1998.

(4) Former executive officer.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  This table shows information regarding stock option exercises during fiscal 1998 and the number and value of options held at 1998 fiscal year end by the Named Officers.

                                                   Number of Securities
                                                  Underlying Unexercised      Value of Unexercised
                                                     Options at Fiscal        In-the-Money Options
                           Shares       Value          Year End (#)        at Fiscal Year End (1) ($)
                         Acquired on   Realized  ------------------------- ----------------------------
          Name           Exercise (#)  ($) (2)   Exercisable Unexercisable Exercisable   Unexercisable
------------------------ -----------  ---------- ----------- ------------- ------------  --------------
Eric E. Schmidt.........        --            --   870,833     1,879,167   $  5,551,560   $  11,979,689
Christopher M. Stone....        --            --   125,000       675,000   $    278,125      $2,465,625
John F. Slitz, Jr. .....        --            --   125,000       675,000   $    339,062   $   2,648,437
Stewart G. Nelson.......        --            --   191,010       462,310   $  1,363,150   $   2,715,856
Ronald E. Heinz, Jr. ...   161,770    $  797,068     1,860       447,530   $     14,938   $   2,618,444
James R. Tolonen(3).....   331,075    $1,865,690        --            --             --              --

--------
(1)   Value of unexercised in-the-money options is:

  . the fair market value of the Company's Common Stock at fiscal 1998 year end ($14.875 per share)

  .  less the option exercise price per share of in-the-money options

  .  times the number of shares subject to the options.

(2)   Value realized upon exercise is:

  . the fair market value of the Company's Common Stock on the date of exercise

  .  less the option exercise price per share

  .  times the number of shares exercised.

(3)   Former Executive Officer.

Employment Contract, Termination of Employment and Change-in-Control
Arrangements

  On March 18, 1997, the Company entered into an employment contract with Dr. Eric E. Schmidt whereby Dr. Schmidt agreed to become Chief Executive Officer and Chairman of the Board of Novell on April 7, 1997. During the interim period from March 18, 1997 until April 7, 1997, Dr. Schmidt agreed to work as an employee of Novell on a part-time basis.

  Pursuant to the employment contract, Dr. Schmidt's annual base salary is $600,000 with a guaranteed bonus payment on October 31, 1997, of $374,796. Starting in fiscal 1998, Dr. Schmidt shall participate in the Incentive Bonus Plan, where, based upon the accomplishment of certain performance goals, Dr. Schmidt is eligible to earn a bonus of 100% of his base salary plus additional bonus compensation if such goals are exceeded.

  Upon entering into the employment contract, Dr. Schmidt was granted, at fair market value, a non-qualified stock option to purchase 2,750,000 shares of Novell Common Stock at an exercise price of $8.5625 per share. The options vest 20% on the first year anniversary and thereafter vest monthly over the next four years. The vesting is conditioned upon employee's continued employment or consulting relationship with Novell. Dr. Schmidt was also granted 900,000 shares of restricted stock at a purchase price of $9,000. The shares vest annually, in accordance with the following schedule: 30% on the first anniversary, 25% on the second anniversary, 20% on the third anniversary, 15% on the fourth anniversary and 10% on the fifth anniversary of the grant date. The vesting is conditioned upon Dr. Schmidt's continued employment or consulting relationship with Novell as of the vesting dates. This restricted stock grant was provided by Novell due in part to Dr. Schmidt's forfeiture of in-the-money unvested stock options held by him at his prior employment.

  If Novell terminates Dr. Schmidt other than for cause or if a constructive termination should occur, he shall be entitled to receive the following: (i) an amount equal to his annual base salary and target bonus at time of termination; (ii) an amount equal to the cost of employee benefits for one year; (iii) accelerated vesting of one year for all stock options; and (iv) waiving of repurchase rights on any remaining unvested restricted stock.

  In the event of termination without cause due to a change in control or constructive termination within two months before or one year after a change in control, Dr. Schmidt will receive the following: (i) an amount equal to twice his annual base salary and target bonus at time of termination; (ii) an amount equal to the cost of employee benefits for 18 months; (iii) accelerated vesting of one year for all stock options; and (iv) waiving of repurchase rights on restricted stock as to vesting of the greater of (a) the number of shares that would have vested within one year after Dr. Schmidt's termination date, or (b) one-half of the number of shares not vested on his termination date.

  In January 1998, all executive officers, including the Named Officers but excluding Dr. Schmidt, who were under employment contracts, signed a Senior Management Severance Plan (the "Severance Plan") agreement. Under the terms of the Severance Plan, their prior contract was terminated. The Severance Plan provides each participant, in the event of involuntary termination by the Company, benefits of (i) 150 percent of their base annual salary, (ii) payments to cover 18 months of employee benefits, (iii) accelerated vesting of the portion of their stock options, if any, that would have vested within one year, and (iv) waiving of repurchase rights as to the number of shares, if any, of Restricted Stock that would vest on the next anniversary of the Restricted Stock grant date.

  In the event of a change in control, the Board may amend the Severance Plan but participants will not receive less benefits than stated above. "Change in control" is defined in the contract as: (i) the Company sells or otherwise disposes of all or substantially all of its assets, (ii) the Company merges or consolidates with another company where the shareholders of Novell immediately after the transaction do not hold at least 50 percent of the voting power of the new entity or (iii) any person or entity including any "person" as defined by Section 13(d)(3) of Securities Exchange Act, as amended, becomes the beneficial owner of Common Stock of Novell represented by 50% or more of the combined voting power (excluding any persons who are now officers of Novell).

                     REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Membership of the Committee

  The Compensation Committee of the Board of Directors (the "Committee") is composed of four non-employee directors: Mr. Young, Chairman, Mr. Hundt, Mr. Joy and Mr. Nolan. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. From time to time, Dr. Schmidt, Chairman and Chief Executive Officer (the "CEO"), certain officers of the Company and outside consultants, attend meetings of the Committee. No officer of the Company is present during discussions or deliberations regarding his or her own compensation.

Responsibilities of the Committee

  Acting on behalf of the Board of Directors, the Committee's responsibilities, include the following:

  .   Reviewing the performance of the CEO and other executive officers.

  . Determining total compensation package for the CEO and other executive officers.

  . Reviewing the general Company compensation philosophy for all employees, including the CEO and other executive officers.

  . Administering the Company's Variable Pay Plans by establishing Company performance objectives, approving target bonuses and actual bonus payments for the CEO and other executive officers.

  . Administering the Company's employee stock option and stock purchase plans (the "Stock Plans"), including determining eligibility, the number and type of options to be granted and the terms of such grants.

Executive Officer Compensation Program

  The Company's executive compensation program is designed to support the achievement of Company performance objectives, to ensure that executive officers' interests are aligned with the success of the Company and to provide compensation opportunities that will attract, retain and motivate superior executive personnel. Consistent with these objectives, the Committee believes that the compensation of executive officers should be significantly influenced by performance. Accordingly, 33% of the cash compensation of each executive officer and 50% of the cash compensation of the CEO is contingent upon Company performance and adjusted as appropriate for team and individual performance.

  The Company's compensation program for executive officers is structured to be competitive within the high technology industry. The Company's Human Resources Department, working with independent outside consulting firms, has developed executive compensation data from nationally recognized surveys from a group of comparable companies selected on the basis of similarity in revenue level, industry segment and competitive employment market to the Company. Most of the companies included in this group for the 1998 executive compensation analysis are also included in the Nasdaq Computer and Data Processing Services index used to compare the Company's stock price performance on the Performance Graph on page 20.

  The Company's executive level positions, including the CEO, are matched to comparable survey positions and competitive levels are determined for base salary and target bonus incentives. The target incentive is the amount that would be paid after each fiscal quarter if both the Company and the executive officer achieve the performance objectives established for that quarter. Factors considered in determining actual incentive bonus for each executive officer include Company, team and individual performance, and the scope of each executive officer's responsibilities. The relative weight given to such factors varies between executive officers, based upon their respective responsibilities and capacity to affect Company performance.

  Market practices with respect to stock option grants are also reviewed based on survey data. Grants under the Company's Stock Plans are designed to further strengthen the linkage between executive compensation and shareholder return, to provide additional incentives to executive officers tied to growth of stock price over time and encourage continued employment with the Company. Stock option grants are based upon industry survey data and individual executive performance. Stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of the Company's stock on the date of grant. Restricted stock purchase grants, which allow an officer to purchase shares at a nominal cost, are generally subject to a two-year to five-year vesting schedule.

1998 Executive Officer Compensation

  The Committee reviewed and approved the Novell Variable Plan for fiscal 1998, to be used for all employees including the Named Officers. The Committee established the Company revenues, earnings and operating profit objectives and performance targets to be used for incentive determination.

  During fiscal 1998, the Committee reviewed industry survey data and current executive responsibility. The Committee felt that, executive salaries in general needed to receive merit increases to reflect the current competitive market and their individual performance. Stock options were also reviewed based on survey data. All executive officers, including the Named Officers and excluding the CEO, were granted a stock option following this review.

1998 CEO Compensation

  The committee also reviewed Dr. Schmidt's employment contract which stated that his base salary is subject to a normal review for potential cost of living or performance adjustments. After reviewing both the market data and his employment contract the committee did not adjust Dr. Schmidt's base pay.

Qualifying Compensation

  The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code ("Section 162(m)") adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly-held corporation for certain executive officers' compensation exceeding $1 million per person in any taxable year unless it is "performance based" within the meaning of Section 162(m). Prior to fiscal 1998, the cash compensation plus restricted stock vesting of each of the Company's executive officers was below the $1 million threshold and options granted under the Company's option plan were designed to meet the requirement of being performance-based under the provisions of Section 162(m). Therefore, Section 162(m) did not reduce the tax deduction available to the Company for fiscal 1997 or prior years. However, non-option compensation of one executive officer exceeded $1 million in fiscal 1998 and is expected to exceed $1 million in 1999. The Company's policy is, to the extent reasonable, to qualify its executive officers' compensation for deductibility under the applicable tax laws.

Respectfully submitted,

John A. Young, Chairman
Reed E. Hundt (member since 9/21/98)
William N. Joy (member since 9/21/98)
Richard L. Nolan (member since 11/16/98)
Elaine R. Bond (member until 9/21/98)
Jack L. Messman (member until 9/21/98)

                               PERFORMANCE GRAPH

  The following two graphs compare the performance of the Company's Common Stock with the performance of the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index") and an industry index over the periods starting from, respectively, November 1, 1993 and November 1, 1988. The graphs assume that $100 was invested on, respectively, November 1, 1993 and November 1, 1988 in the Company's Common Stock, the S&P 500 Index and the industry index, and that all dividends were reinvested.

  The Company's industry index is The Nasdaq Computer & Data Processing Services Index, which is composed of all Nasdaq companies with an SIC Code of # 737. A list of the companies included in this index will be furnished by the Company to any shareholder upon written request of the Corporate Secretary.

                               PERFORMANCE GRAPH
                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                 Among Novell, Inc., S&P 500 and Nasdaq C&DPS





                       [PERFORMANCE GRAPH APPEARS HERE]

                                       Base      Indexed/Cumulative Returns
                                      Period ----------------------------------
         Company/Index Name            1993   1994   1995   1996   1997   1998
         ------------------           ------ ------ ------ ------ ------ ------
Novell, Inc..........................  100    86.05  76.74  43.02  39.24  69.19
S&P 500 Index........................  100   100.97 124.30 150.75 195.50 234.84
Nasdaq Computer & Data Processing
 Services............................  100   120.39 183.73 213.05 287.47 371.78

Past five year average Compounded Annual Return

      Novell, Inc....................................................... (7.10)%
      S&P 500 Index.....................................................  18.62%
      Nasdaq Computer & Data Processing Services........................  30.03%

                               PERFORMANCE GRAPH
                 COMPARISON OF TEN-YEAR CUMULATIVE TOTAL RETURN
                  Among Novell, Inc., S&P 500 and Nasdaq C&DPS







                        [PERFORMANCE GRAPH APPEARS HERE]

                          Base                        Indexed/Cumulative Returns
                         Period -----------------------------------------------------------------------
   Company/Index Name     1988   1989   1990   1991   1992   1993   1994   1995   1996   1997    1998
   ------------------    ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ --------
Novell, Inc.............  100    98.26 170.69 713.79 841.38 593.10 510.35 455.17 255.17 232.76   410.35
S&P 500 Index...........  100   122.01 108.97 140.68 150.08 167.70 169.32 208.45 252.81 327.86   393.85
Nascaq C&DPS............  100   134.61 121.87 266.77 311.21 347.76 418.67 638.94 740.90 999.69 1,292.90

Past ten year average Compounded Annual Return

      Novell, Inc . ..................................................... 15.17%
      S&P 500 Index...................................................... 14.74%
      Nasdaq Computer & Data Processing Services......................... 29.17%

                             CERTAIN TRANSACTIONS

  In fiscal 1998, Wilson Sonsini Goodrich & Rosati, Professional Corporation, a law firm in which Larry W. Sonsini, a director of the Company, is a senior partner, performed legal services for the Company. The Company proposes to continue to retain such law firm in fiscal 1999 for advice on legal matters.

  Named Officer Slitz obtained a loan for $125,666.44 from the Company in August 1998 for the payment of tax withholding due to vesting of restricted stock. The loan was secured by shares of Company stock and had an interest rate of 5.42%. The loan has a term of two years and is due on August 19, 2000. Mr. Slitz also obtained an additional loan for $900,000 from the Company to assist in his relocation to Utah while his home in San Jose was for sale. The loan is secured by Mr. Slitz's home and has an interest rate of 6.75%. The loan has a term of three years and is due March 31, 2001. Both loans (aggregating $1,025,666.44) were outstanding at fiscal 1998 year end. The loan for $125,666.44 plus interest was paid-in-full on January 5, 1999.

  Named Officer Nortz has two loans ($37,231.44 and $38,539.44) from the Company for the payment of tax withholding due to vesting of restricted stock. The loans are secured by shares of Company stock, were obtained on March 3, 1997 and March 3, 1998 and have interest rates of 5.83% and 5.39%, respectively. Each loan has a term of two years and is due on March 3, 1999 and March 3, 2000, respectively. Both loans (aggregating $75,770.88) were outstanding at fiscal 1998 year end.

  Executive Officer Bradford had two loans ($55,716.19 and $28,305.67) from the Company for the payment of tax withholding due to vesting of restricted stock. The loans were secured by shares of Company stock, were obtained on October 17, 1996 and March 3, 1997 and have interest rates of 6.07% and 5.83%, respectively. Each loan has a term of two years and was due on October 17, 1998 and March 3, 1999, respectively. Both loans plus interest were paid-in-full in April, 1998.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The Company believes that all Forms 3, 4 and 5 required to be filed by its directors, officers and greater than 10% shareholders were filed on time during fiscal 1998.

                              DEADLINE FOR FUTURE
                           PROPOSALS OF SHAREHOLDERS

  Proposals that shareholders desire to have included in the Company's proxy materials for the 2000 Annual Meeting of Shareholders of the Company must be received by the Secretary of the Company at its principal office (122 East 1700 South, Provo, UT 84606, Attention Corporate Secretary) no later than October 25, 1999 in order to be considered for possible inclusion in such proxy materials.

  On September 21, 1998, the Board of Directors approved an amendment to the by-laws establishing an advance notice provision. The provision provides that to be timely, a shareholder's notice must be given either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation and received by the Secretary not later than sixty (60) days prior to the first anniversary of the date on which notice of the prior year's annual meeting was first mailed to shareholders.

  For a shareholder proposal that is not intended to be included in the Company's proxy materials but is intended to be raised by the shareholder from the floor at the 2000 Annual Meeting of Shareholders, the shareholder must provide timely advance notice in accordance with the by-law provision described above. Advance notice must be received by the Secretary of the Company at its principal executive offices no later than December 24, 1999 in order to be timely.

                            ADDITIONAL INFORMATION

Annual Report

  The Company's Annual Report to Shareholders for the fiscal year ended October 31, 1998, including the consolidated financial statements and related notes thereto, together with the report of the independent auditors and other information with respect to the Company, accompanies this Proxy Statement.

Annual Meeting Summary

  The Company will provide a summary of the activities at the Annual Meeting to Shareholders, including the final vote on all proposals. The summary will be available on the Novell Investor Relations web site at www.novell.com/ir approximately one week after the meeting. Shareholders may also obtain a copy by calling (800) 317-3195.

                                 OTHER MATTERS

  The Company is not aware of any other business to be presented at the Annual Meeting. If matters other than those described herein should properly arise at the meeting, the proxies will vote on such matters in accordance with their best judgment.

[MAP TO LOCATION OF SHAREHOLDERS' MEETING APPEARS HERE]

From San Francisco: Take Hwy 101 south to Brokaw-North First Street exit. Turn left on Brokaw to North First Street; left on North First to Novell. (Corner of Guadalupe - make U-turn).

From Oakland: Take Hwy 880 south to Montague Expressway. Exit right to Trimble Rd. Take Trimble to North First; turn left to Novell.

From south San Jose: Take Hwy 101 north to Brokaw-North First Street exit. Turn left on Brokaw to North First Street; right on North First to Novell. (Corner of Guadalupe - make U-turn).

From San Jose Airport: From Terminal A turn left on Airport Parkway to Guadalupe Pkwy. From Terminal C exit left on Airport Blvd., bear right on Airport Parkway to Guadalupe Parkway. In both cases turn left on the Guadalupe Parkway and drive over Hwy 101 straight to the Novell parking lot entrance. (About one mile).

                          [RECYCLE LOGO APPEARS HERE]

Front of card
                                  NOVELL, INC.
                              122 East 1700 South
                                Provo, UT  84606

          This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby constitutes and appoints Eric E. Schmidt, Dennis R. Raney and David R. Bradford, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Novell, Inc. to be held at the Company's California office at 2211 North First Street, San Jose, California 95131 on Monday, April 12, 1999, at 2 p.m. local time and at any adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse site.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS, FOR RATIFICATION OF INDEPENDENT AUDITORS, AGAINST THE SHAREHOLDER PROPOSAL AND AS THE PROXY HOLDER MAY DETERMINE IN HIS DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

PLEASE VOTE BY TELEPHONE OR THE INTEREST OR MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

                          (Continued on reverse side)


                            YOUR VOTE IS IMPORTANT!

                       You can vote in one of three ways:

    1. Call toll-free 1-800-840-1208 on a Touch-Tone telephone and follow the instruction on the reverse side. There is NO CHARGE to you for this call

                                       or

    2. Vote by Internet at our Internet Address: http://www.eproxy.com/NOVL/

                                       or

    3. Mark, sign and date your proxy card and return it promptly in the endclosed envelope.

    It is not necessary to mail your proxy card, if you vote by telephone or
                                   Internet.

                                  PLEASE VOTE


Back of card
-  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -
 The Board of Directors recommends a vote FOR items 1 and 2 and AGAINST item 3

1. Election of Directors--Nominees            FOR   WITHHOLD  FOR ALL   3. SHAREHOLDER PROPOSAL
  01 Eric E. Schmidt      06 William N. Joy                   EXCEPT    Regarding the redemption of outstanding shareholder rights.
  02 John A. Young        07 Jack L. Messman                            Vote For           Against            Abstain
  03 Elaine R. Bond       08 Richard L. Nolan
  04 Hans-Werner Hector   09 Larry W. Sonsini
  05 Reed E. Hundt

---------------------------------------
Except Nominee(s) written above                   [_] I plan to attend Annual
                                                      Meeting (Return Ticket
                                                      Request Form to the
                                                      Company)

2. RATIFICATION of Ernst & Young LLP as independent auditors.
    Vote For         Vote Against         Abstain

IN THEIR DISCRETION, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

                                     Dated:_________________________,1999


                                     ------------------------------------
                                         Signature of Shareholder(s)


                                     ------------------------------------
                                         Signature of Shareholder(s)

                                     Please sign exactly as name appears hereon.
                                     When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership please sign in partnership name by authorized person.

 ................................................................................


Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card

VOTE BY PHONE:   Call toll-free on a touch-tone telephone 1-800-840-1208 anytime
                 There is no charge to you for this call.
                 You will be asked to enter the 11-digit Control Number located in the lower right of this form

--------------------------------------------------------------------------------
                 OPTION A:  To vote as the Board of Directors recommends on ALL items, press 1.
                            The Board recommends FOR items 1 and 2 and AGAINST
                            item 3.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                 OPTION B:  If you selected to vote on each proposal separately, press 0. You will hear these instructions.
--------------------------------------------------------------------------------

Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9; To WITHHOLD FOR AN INDIVIDUAL nominee, press 0. Please make your selection now.

Proposal 2: You may make your selection at any time: To vote For, press 1; Against, press 9; Abstain press 0.
Proposal 3: You may make your selection at any time: To vote For, press 1; Against, press 9; Abstain press 0.
The Board recommends a vote AGAINST this shareholder proposal

IF NO SELECTION IS MADE, YOUR VOTES WILL BE CAST AS THE BOARD OF DIRECTORS RECOMMENDS.


             When asked, you must confirm your vote by pressing 1.

VOTE BY INTERNET: The web address is http:www.eproxy.com/NOVL/

                            Thank you for voting

                              TICKET REQUEST FORM

If you plan on personally attending the Annual Shareholders Meeting on April 12, 1999 at 2 p.m. you will need a ticket. Please provide Novell with the following information.

1.  Please print all information

NAME:    _______________________________________________

STREET: ______________________________APT_______________

CITY:      _________________ STATE _____ ZIP ___________

SOCIAL SECURITY NUMBER__________________________________

TELEPHONE NUMBER _______________________________________


2. If you hold your stock in street name (in a broker account) please obtain a legal proxy from the broker and provide a copy attached to this form.

3. Mail this form and the copy of the legal proxy (if required) to:

                                  Novell, Inc.
                         Assistant Corporate Secretary
                                Mail Stop A-443
                            2211 North First Street
                               San Jose, CA 95131

                You may also fax the information to 408-967-5669


If you plan on attending, please act quickly as space is limited and we will return the ticket to you by first class mail.



                                  PLEASE VOTE
                                 VIA THE INTERNET
                                 BY TELEPHONE OR
                                 MAIL YOUR COMPLETED SIGN PROXY CARD

                      SEE YOUR PROXY CARD FOR INSTRUCTIONS